   As filed with the Securities and Exchange Commission on August 4, 2000

                                                    Registration No. 333-40716

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                   ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                             TECHNICLONE CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                            95-3698422
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                              14282 FRANKLIN AVENUE
                          TUSTIN, CALIFORNIA 92780-7017
                                 (714) 508-6000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                JOHN N. BONFIGLIO
                              14282 FRANKLIN AVENUE
                          TUSTIN, CALIFORNIA 92780-7017
                                 (714) 508-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                 WITH COPIES TO:
                             OTTO E. SORENSEN, ESQ.
                     LUCE, FORWARD, HAMILTON & SCRIPPS, LLP
                          600 WEST BROADWAY, SUITE 2600
                               SAN DIEGO, CA 92101
                                 (619) 699-2534


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

     The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $264,254,000 as of June 28, 2000, based upon the price at which such stock was last sold in the principal market for such stock as of such date.

                                              CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
         SECURITIES TO BE           AMOUNT TO BE    OFFERING PRICE PER     AGGREGATE OFFERING      REGISTRATION
            REGISTERED             REGISTERED(1)         SHARE (2)              PRICE (2)              FEE
================================================================================================================
Common stock,                          742,857            $3.16                 $2,347,428             $845
$.001 par value (3)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,                125,000            $3.16                   $395,000             $142
$.001 par value (4)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,              1,500,000            $3.16                 $4,740,000           $1,706
$.001 par value (5)
----------------------------------------------------------------------------------------------------------------
Common stock,                          638,458            $3.16                 $2,017,527             $726
$.001 par value (6)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,                 15,625            $3.16                    $49,375              $18
$.001 par value (7)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,                  9,310            $3.16                    $29,420              $11
$.001 par value (8)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,                 14,210            $3.16                    $44,904              $16
$.001 par value (9)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,                 10,188            $3.16                    $32,194              $12
$.001 par value (10)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,                  6,430            $3.16                    $20,319               $7
$.001 par value (11)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,                  8,080           $3.403                    $27,496              $10
$.001 par value (12)
----------------------------------------------------------------------------------------------------------------
Shares of common stock,                750,000            $3.16                 $2,370,000             $853
$.001 par value (13)
----------------------------------------------------------------------------------------------------------------
Common stock,                          585,009            $3.16                 $1,848,628             $666
$.001 par value (14)
----------------------------------------------------------------------------------------------------------------
Total..................              4,405,167                                 $13,922,291           $5,012

================================================================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").
(2) In accordance with Rule 457(c), the aggregate offering price of shares of common stock of Techniclone Corporation (the "Company") is estimated solely for purposes of calculating the registration fees payable pursuant hereto, using the average of the high and low sales price reported by the Nasdaq SmallCap Market for our common stock on June 28, 2000, which was $3.16 per share and, with respect to shares of common stock of the Company issuable upon exercise of outstanding warrants, the higher of (i) such average sales price or (ii) the exercise price of such warrants.

(3) Represents shares of common stock which may be issued to Schering A.G. in connection with an amendment agreement dated June 14, 2000 (the "Amendment Agreement"), pursuant to which $1.3 million worth of common stock would be issued to Schering A.G. on the date this Registration Statement becomes effective. Two times the number of shares which would be issued with the share price of $3.50 per share are being registered.
(4) Represents shares of common stock issuable upon the exercise of outstanding options to purchase 125,000 shares issued to Biotechnology Development Ltd. ("BTD") under the Option Agreement of October 23, 1998, at an exercise price of $3.00 per share which rights were later assigned to Cresent Mortgage Corporation.
(5) Represents shares of common stock issuable upon the exercise of non-qualified options held by one director and two consultants of the Registrant at an exercise price of $.34 per share.
(6) Represents shares of common stock issued to Dunwoody Brokerage Services, Inc. ("Dunwoody") pursuant to the terms of a Placement Agent Agreement dated as of June 16, 1998 by and between the Company and Dunwoody, as successor in interest to Swartz Investments, LLC, a Georgia limited liability company, in connection with the issuance of shares of common stock to two institutional investors pursuant to the terms of a Regulation D Common Stock Equity Line Subscription Agreement (the "Equity Line") dated as of June 16, 1998, by and between the Company and the two institutional investors, as follows: (i) 156,250 shares of common stock were issued to Dunwoody on or about August 16, 1999 in connection with the issuance of 1,562,500 shares of common stock to the two institutional investors (the "August 16, 1999 Issuance"); (ii) 93,103 shares of common stock were issued to Dunwoody on or about October 13, 1999 in connection with the issuance of 931,033 shares of common stock to the two institutional investors (the "October 13, 1999 Issuance"); (iii) 142,105 shares of common stock were issued to Dunwoody on or about November 19, 1999 in connection with the issuance of 1,421,052 shares of common stock to the two institutional investors (the "November 19, 1999 Issuance");
      (iv) 101,886 shares of common stock were issued to Dunwoody on or about January 14, 2000 in connection with the issuance of 1,018,867 shares of common stock to the two institutional investors (the "January 14, 2000 Issuance"); (v) 64,306 shares of common stock were issued to Dunwoody on or about February 4, 2000 in connection with the issuance of 643,061 shares of common stock to the two institutional investors (the "February 4, 2000 Issuance"); and (vi) 80,808 shares of common stock were issued to Dunwoody on or about February 25, 2000 in connection with the issuance of 808,080 shares of common stock to the two institutional investors (the "February 25, 2000 Issuance"). Ownership of the Dunwoody shares has been transferred to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the shares.
(7) Represents shares of common stock formerly issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $.80 per share, issued to Dunwoody on or about August 16, 1999 as a placement agent fee in connection with the August 16, 1999 Issuance. Ownership of the Dunwoody warrants has been transferred to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(8) Represents shares of common stock formerly issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $0.3625 per share, issued to Dunwoody on or about October 13, 1999 as a placement agent fee in connection with the October 13, 1999 Issuance. Ownership of the Dunwoody warrants has been transferred to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(9) Represents shares of common stock formerly issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $0.2375 per share, issued to Dunwoody on or about November 19, 1999 as a placement agent fee in connection with the November 19, 1999 Issuance. Ownership of the Dunwoody warrants has been transferred to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(10) Represents shares of common stock formerly issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $0.33125 per share, issued to Dunwoody on or about January 14, 2000 as a placement agent fee in connection with the January 14, 2000 Issuance. Ownership of the Dunwoody warrants has been transferred to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.

(11) Represents shares of common stock formerly issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $2.4492 per share, issued to Dunwoody on or about February 4, 2000 as a placement agent fee in connection with February 4, 2000 Issuance. Ownership of the Dunwoody warrants has been transferred to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(12) Represents shares of common stock formerly issuable to Dunwoody upon exercise of outstanding warrants, exercisable at any time until December 31, 2004 at an exercise price of $3.403 per share, issued to Dunwoody on or about February 25, 2000 as a placement agent fee in connection with the February 25, 2000 Issuance. Ownership of the Dunwoody warrants has been transferred to Eric S. Swartz and Michael C. Kendrick, with each receiving one-half of the warrants.
(13) Represents shares of common stock upon exercise of outstanding warrants issued to Swartz Private Equity, LLC pursuant to a Letter of Agreement for an equity line commitment dated November 5, 1999 exercisable at the lower of the initial exercise price of $.46875 or the lowest reset price (see "The Investor Commitment Warrant").
(14) Represents shares of common stock issued to Oxigene, Inc. in connection with the joint venture agreement entered into in May of 2000.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION; DATED AUGUST __, 2000


                                   PROSPECTUS


                                4,405,167 SHARES


                     [Logo here]   TECHNICLONE
                                     CORPORATION


                                  COMMON STOCK


     This prospectus relates to the resale of up to 4,405,167 shares of the common stock of Techniclone Corporation (the "Company") by the selling shareholders. All or a portion of the shares offered by this prospectus may be offered for sale, from time to time, by the selling shareholders for their own benefit. The shares offered by this prospectus include shares already issued by us and shares issuable upon the exercise of options and warrants held by the selling shareholders. The total proceeds to the Company from the exercise of warrants and options, if exercised in full on a cash basis, would be a maximum of $1,236,565. We will receive no proceeds from the sale of our common stock by the selling shareholders or from the exercise of warrants issued under the Regulation D Common Stock Equity Line Subscription Agreement, which may be exercised on cashless basis only. See "Selling Shareholders" and "Plan of Distribution."

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on The Nasdaq SmallCap Market under the symbol "TCLN." On June 28, 2000, the last reported sale price of our common stock on The Nasdaq SmallCap Market was $3.06 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY TECHNICLONE CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 The date of this Prospectus is August __, 2000

                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

TECHNICLONE CORPORATION.......................................................1
RISK FACTORS..................................................................7
FORWARD-LOOKING STATEMENTS...................................................15
USE OF PROCEEDS..............................................................15
SELLING SHAREHOLDERS.........................................................17
PLAN OF DISTRIBUTION.........................................................19
DESCRIPTION OF SECURITIES....................................................21
  THE AMENDMENT AGREEMENT....................................................23
  THE OPTION AGREEMENT.......................................................23
  NON-QUALIFIED OPTIONS ISSUED TO DIRECTOR AND CONSULTANTS...................23
  THE EQUITY LINE AGREEMENT..................................................24
  THE INVESTOR COMMITMENT WARRANT............................................27
THE JOINT VENTURE AGREEMENT..................................................27
LEGAL MATTERS................................................................28
EXPERTS  ....................................................................28
WHERE TO LEARN MORE ABOUT TECHNICLONE........................................28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................29
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
         SECURITIES ACT LIABILITIES..........................................30


         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                             TECHNICLONE CORPORATION

         Techniclone Corporation ("Techniclone") was incorporated in the State of Delaware on September 25, 1996. On March 24, 1997, Techniclone International Corporation, a California corporation (a predecessor company incorporated in June 1981), was merged with and into Techniclone. This merger was effected to change our state of incorporation from California to Delaware and to make certain changes in our charter documents. Techniclone has one wholly owned subsidiary, Peregrine Pharmaceuticals, Inc., a Delaware corporation, which was acquired on April 24, 1997.

         Techniclone is a biopharmaceutical company engaged in the research, development and commercialization of targeted cancer therapeutics. We are developing product candidates based primarily on collateral (indirect) tumor targeting for the treatment of solid tumors. In addition, we are in collaboration with Schering A.G. to develop a direct tumor-targeting agent (Oncolym(R)) for the treatment of Non-Hodgkins Lymphoma ("NHL").

         Collateral targeting is a strategy that has been developed to take advantage of characteristics common to all solid tumors. These common tumor characteristics include the development of a blood supply in all solid tumors in excess of 2mm in size in order to support growth. While all solid tumors in excess of 2mm in size develop a blood supply, they do not develop an adequate blood supply. The lack of an adequate blood supply results in starvation and eventually death of tumor cells farthest from the tumor blood vessels. These dying and dead tumor cells are known as the necrotic core of the tumor. Our Collateral Targeting Agents target either intratumoral blood vessels or structures found in the necrotic core of the tumor.

         The most clinically advanced of the Collateral Targeting Agents is known as Tumor Necrosis Therapy ("TNT"), which utilizes monoclonal antibodies (targeting molecules that bind to specific structures) that recognize markers found in the necrotic core of solid tumors. TNT antibodies are potentially capable of carrying a variety of agents including radiation, chemotherapeutic agents and cytokines to the interior of solid tumors. A Phase II clinical trial for a Tumor Necrosis Therapy agent (called Cotara(TM)) for the treatment of malignant glioma (brain cancer) is currently being conducted at The Medical University of South Carolina, Temple University, University of Utah-Salt Lake City, Carolina Neurosurgery & Spine Associates and the University of Miami. In addition, our Tumor Necrosis Therapy is being used in a clinical trial for the treatment of pancreatic, prostate and liver cancers in Mexico City.

         The second type of Collateral Targeting Agent that we are developing is known as Vascular Targeting Agents ("VTAs"). VTAs utilize monoclonal antibodies and other targeting agents that recognize markers found on tumor blood vessels. The monoclonal antibody carries an effector molecule that creates a blockage within the blood vessels that supply oxygen and nutrients to the tumor cells. Cutting off the blood supply to the tumor results in tumor cell death, potentially destroying the tumor. VTAs are currently in pre-clinical development in collaboration with our joint development partner, Oxigene, Inc. and researchers at the University of Texas Southwestern Medical Center at Dallas.

         The third type of Collateral Targeting Agents is known as Vasopermeation Enhancement Agents ("VEAs"). VEAs currently use the same targeting agent as TNT to deliver an agent that makes the blood vessels inside the tumor more leaky (permeable). The increased permeability of the tumor blood vessels makes it possible to deliver an increased concentration of killing agents into the tumor where they can potentially kill the living tumor cells. VEAs are currently in pre-clinical development in collaboration with researchers at the University of Southern California Medical Center.

         Techniclone has taken steps to protect its position in the field of Collateral Targeting Agents. Techniclone currently has exclusive rights to over 40 issued U.S. and foreign patents protecting various aspects of its technology and has additional pending patent applications that it believes will further strengthen its position in collateral targeting.

         Our direct tumor-targeting agent (Oncolym(R)) for the treatment of Non-Hodgkins Lymphoma ("NHL") is being developed by Schering A.G., a major multinational pharmaceutical company. On March 8, 1999, Techniclone entered into a license agreement with Schering A.G. with respect to the development, manufacturing and marketing of our direct tumor targeting agent candidate, Oncolym(R). The Techniclone clinical trial was halted by Schering A.G., and Schering A.G. has advised the Company that they currently anticipate starting a single dose dosing trial with a modified treatment in the near future. This dose escalation study is designed to measure safety and efficacy of a single dose of Oncolym(R) in intermediate and high grade Non-Hodgkins Lymphoma. Recently, the Company and Schering A.G. have amended the license agreement whereby Techniclone has agreed to issue shares of its common stock to Schering A.G. in two traunches as prepayment to cover the projected clinical trial expenses. The first traunch of $1.3 million will be given to Schering A.G. upon the effective date of this Registration Statement of which this Prospectus is a part. A second traunch of $1.7 million will be given upon the commencement of the Phase II/III study.

         Our principal executive offices are located at 14282 Franklin Avenue, Tustin, California 92780-7017, and our telephone number is (714) 508-6000.

                               RECENT DEVELOPMENTS

         Our management team and the Board of Directors have changed dramatically since November 3, 1999. During November 1999, four of our five Board members, Larry O. Bymaster, Rockell Hankin, William C. Shepherd and Thomas
R. Testman, resigned. Mr. Eric Swartz and Mr. Carlton Johnson were appointed as new members of the Board. On December 29, 1999, the Board appointed Mr. Edward Legere to also serve on the Board of Directors. Currently, the Board is comprised of the following four members: Mr. Carlton Johnson, Mr. Edward Legere, Mr. Eric Swartz, and Dr. Clive Taylor. In November 1999, Mr. Bymaster resigned as President/Chief Executive Officer ("CEO") and Mr. Steven C. Burke resigned as Chief Financial Officer and Corporate Secretary. The Board appointed Dr. John N. Bonfiglio, Techniclone's Vice President of Technology and Business Development, as Interim President and recently appointed him as President and CEO. In addition, Mr. Steven King was promoted to the position of Vice President of Technology and Product Development and Mr. Paul Lytle was promoted to the position of Vice President of Finance & Accounting and Corporate Secretary. Techniclone is currently operating with approximately 18 employees compared to approximately 50 employees previously employed by the Company in October 1999.

         With the recent changes in our management team and the Board of Directors, we have adopted a new strategic business plan. During the quarter ended April 30, 2000, our new management team and Board of Directors further defined our business plans, operations and funding requirements. In the past five years, significant financial resources have been spent on a Good Manufacturing Practices ("GMP") infrastructure, corporate facility improvements, staffing and other support activities. Based on our evaluation of the Company, the management team and the Board of Directors have implemented the following plan:

         CORPORATE STRUCTURE. Our objective is to focus our resources on clinical trials and licensing. Our new plan started with the elimination of our in-house manufacturing activities, which reduced the level of staff and fixed overhead costs required for our operations. We have also decided to outsource various clinical trial activities, which will allow us to better predict and manage our costs on a project specific basis. We will continue to outsource our research efforts through our agreements with the University of Southern California and the University of Texas Southwestern Medical Center at Dallas. Techniclone has maintained a core group of employees that will plan, coordinate and monitor all product development and clinical trial activities being conducted by outside parties. In addition, the core group of employees will also maintain the product development activities and technology transfer activities associated with outsourcing the manufacturing of our product candidates.

         MANUFACTURING. Operating a GMP manufacturing facility requires highly specialized personnel and equipment that must be maintained on a continual basis. Although we believe that the Company has derived substantial benefits from our manufacturing operations, management and the Board of Directors believe that maintaining a GMP manufacturing facility is not an efficient use of our resources at this time. We intend to use contract manufacturers with excess capacity to provide cost effective GMP manufacturing of Oncolym(R), Cotara(TM) and other future products under development. Techniclone has manufactured a sufficient antibody supply to meet our current clinical trial needs for our Oncolym(R) and Cotara(TM) technologies and have retained key development personnel, who will be responsible for developing analytical methods and processes that will facilitate the transfer of technology to contract manufacturers.

         As part of this new manufacturing strategy, we are looking to sublease any excess space to further reduce our fixed overhead costs and sell any unused or idle assets. We are also working with TNCA, LLC, the owner of the Company's manufacturing facility, who has listed the facility for sale. As the facility itself and related manufacturing improvements are owned by TNCA, LLC, only the proceeds from the sale of manufacturing equipment will be paid directly to Techniclone. In addition, if the manufacturing facility is sold by TNCA, LLC, Techniclone would receive approximately $932,000 as payment on a note receivable from TNCA, LLC as of April 30, 2000. The note receivable was received as partial consideration upon the sale and subsequent leaseback of our facilities in December 1998. To date, Techniclone has realized a significant reduction of monthly fixed overhead expenses from the discontinuation of our manufacturing operations. Techniclone anticipates additional reductions in fixed overhead costs related to the cessation of manufacturing activities and upon the sale or subleasing of the manufacturing facility.

         LICENSING. We also consider licensing to be an important part of our strategic business plan. Our management team and the Board of Directors believe that non-exclusive licensing of our TNT and VTA technology platforms is the optimal way to maximize the value of these technologies. Because of the potentially broad range of applications of these technologies and our broad patent coverage in the VTA, TNT and VEA areas, there is the potential for multiple products based on these technology platforms. We believe that opportunities may exist to enter into multiple licenses in areas of our technologies that we are not actively interested in developing. We believe that this strategy of entering into multiple strategic alliances for each of our core technologies is the best way to enhance the probability of seeing a drug candidate successfully developed.

         As evidence of the new strategic business plan, we recently finalized an agreement to jointly develop and commercialize the overall VTA technology platform with Oxigene, Inc. As part of the joint development arrangement, Techniclone and Oxigene, Inc. have formed a joint venture, Arcus Therapeutics LLC ("Arcus"), that will focus on merging the vascular targeting technologies of Oxigene, Inc. and Techniclone. The VTA technology is currently in pre-clinical development, and the Arcus joint venture is expected to begin clinical studies within the next two years. The joint venture plans to continue sublicensing the technology to other companies for applications that would not interfere with the joint venture's combination strategy. Under the terms of the joint venture, Techniclone will supply its intellectual property and the expertise of Dr. Thorpe, along with the most promising lead candidates he has developed to date. Oxigene, Inc. will provide its expertise in the preclinical and clinical development areas as well as its next generation tubulin-binding compounds. The joint venture participants will collaborate on research and development of those compounds for use in combination with the VTA technology. Pursuant to the joint venture agreement, Oxigene, Inc. has paid us an upfront cash licensing fee of $1 million and has subscribed for $2 million in the current market value of our common stock. Oxigene, Inc. will also be required to pay Techniclone $1 million in cash and will subscribe to an additional $1 million in Techniclone stock upon the filing of an Investigational New Drug Application (IND) for the first clinical candidate developed by Arcus. Based on development success in the joint venture, Oxigene, Inc. will be required to spend up to $20 million to fund the development expenses of Arcus. Any further funding of the joint venture thereafter would be shared by the partners on an equal basis. Additionally under the terms of the joint venture agreement, any sublicensing fees generated within the joint venture will be allocated 75% to Techniclone and 25% to Oxigene, Inc. until we have received $10 million in sublicense fee revenues. Thereafter, the joint venture partners will share licensing fees on an equal basis. Furthermore, Techniclone and Oxigene, Inc. will share equally any royalty income or profits from the joint venture.

         In addition to the joint venture, the Company has signed letters of intent with SuperGen, Inc., to license a segment of its VTA technology, specifically related to Vascular Endothelial Growth Factor ("VEGF") and with Scotia Pharmaceuticals for VTA technology which is specifically related to applications of Photodynamic Therapy. The terms of the agreements with SuperGen, Inc. and Scotia Pharmaceuticals would include an upfront payment and future milestone payments, plus a royalty on net sales or net profits. Also, we entered into a 90-day option agreement with a multinational pharmaceutical company to potentially license a specific use of the TNT technology. The Company is in continued negotiations with the multinational pharmaceutical company. There can be no assurances that we will be successful in entering into such licensing transactions on terms that are mutually acceptable.

         The overall goal of our licensing strategy is to develop as many corporate relationships as possible for the development of our platform technologies, thus increasing the chances that one or several anti-cancer products will be commercialized utilizing its technologies. We believe that there are numerous opportunities for non-exclusive licenses of our TNT and VTA platform technologies. In addition, by granting non-exclusive licensing to other companies, we maintain the ability to continue to develop our own products, such as Cotara(TM), for commercialization. We believe this approach should increase the revenue potential of these two platform technologies and allow us to commercialize our own proprietary anti-cancer products.

         CLINICAL TRIALS. The most critical aspect of our business plan involves clinical trials of our various technologies. Techniclone plans to expand the clinical trials of our Cotara(TM) monoclonal antibody. Currently, a Phase II clinical trial using Cotara(TM) for the treatment of malignant glioma (brain cancer) is currently being conducted at The Medical University of South Carolina, Temple University, University of Utah-Salt Lake City, Carolina Neurosurgery & Spine Associates and the University of Miami. Additional sites will be added as we increase enrollment during the next few months. In addition, Cotara(TM) is being used in a clinical trial for the treatment of pancreatic, prostate and liver cancers in Mexico City. The Mexico City trial was designed as a safety study to give us information about the drug and its safety profile in humans. The data obtained from this trial will be useful for designing dosing regimens and deciding dosing levels for most of the clinical programs under consideration. The preliminary data from the clinical trial in Mexico City has yielded sufficient information to help with our plans to initiate two clinical trials in the U.S. by December 2000. These trials will be for solid tumor indications and will be designed to take advantage of the drug's safety and efficacy profile. We plan to continue enrolling patients in the Mexico City trial throughout the calendar year which will maximize the quantity and quality of information from this study.

         Berlex Laboratories, U.S. subsidiary of Schering A.G. our strategic partner for our Non-Hodgkins Lymphoma drug, Oncolym(R), has informed the Company that they will shortly commence patient enrollment for the planned clinical study. This dose escalation study is designed to measure safety and efficacy of a single dose of Oncolym(R) in intermediate and high grade Non- Hodgkins Lymphoma. The study is designed to test a range of doses in order to optimize the treatment regimen while evaluating the dosimetry, biodistribution, safety and efficacy of Oncolym(R). Following the successful completion of the dose escalation study, Berlex will start a Phase II/III clinical trial program designed to confirm the safety and efficacy of Oncolym(R) in the target patient population.

                                  RISK FACTORS

         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

IF WE CANNOT OBTAIN ADDITIONAL FUNDING, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED.

         As of April 30, 2000, we had $4,131,000 in cash and cash equivalents. We have expended substantial funds on the development of our product candidates and for clinical trials. As a result, we have had negative cash flows from operations since inception and expect the negative cash flows from operations to continue until we are able to generate sufficient additional revenue from the sale and/or licensing of our products. We will require additional funding to sustain our research and development efforts, provide for future clinical trials, expand our manufacturing and product commercialization capabilities, and continue our operations until we are able to generate sufficient revenue from the sale and/or licensing of our products.

         We plan to obtain required financing through one or more methods including, obtaining additional equity or debt financing and negotiating additional licensing or collaboration agreements with another company. There can be no assurances that we will be successful in raising such funds on terms acceptable to us, or at all, or that sufficient additional capital will be raised to complete the research, development, and clinical testing of our product candidates.

         During June 1998, we secured a Common Stock Equity Line ("Equity Line") with two institutional investors, as amended on June 2, 2000. Under the amended terms of the Equity Line, the Company may, in its sole discretion, and subject to certain restrictions, periodically sell ("Put") shares of the Company's common stock until all common shares previously registered under the Equity Line have been exhausted. The Company has approximately eight million shares available for issuance under the Equity Line. At a market price of $4.00 per share, the Company could raise more than $24,000,000 under its existing Equity Line. Up to $2,800,000 of Puts can be made every month if the Company's closing bid price is $2.00 or higher during the 10-day pricing period. If the closing bid price is between $1.00 and $2.00, then the Company can Put up to $1,500,000 per month and, if the Company's closing bid price falls below $1.00 on any trading day during the ten trading days prior to the Put, the Company's ability to access funds under the Equity Line in the Put is limited to 15% of what would otherwise be available. If the closing bid price of the Company's common stock falls below $0.50 or if the Company is delisted from The Nasdaq SmallCap Market, the Company would have no access to funds under the Equity Line.

         The Company believes it has sufficient cash on hand, and combined with amounts available pursuant to the Equity Line Agreement (assuming aggregate future draws of $2,800,000) and anticipated amounts to be received from signed letters of intent to enter into collaboration agreements with SuperGen, Inc. and

Scotia Pharmaceutical Holdings, to meet its obligations on a timely basis through June of 2001. Each letter of intent provides for an exclusive period for the completion of a definitive agreement and will be subject to customary closing conditions. Although the Company believes it will enter into definitive agreements and will receive the related up-front payments under the terms as defined in the letters of intent, there can be no assurance that definitive agreements will be executed.

WE HAVE HAD SIGNIFICANT LOSSES AND WE ANTICIPATE FUTURE LOSSES.

         All of our products are currently in development, preclinical studies or clinical trials, and no revenues have been generated from commercial product sales. To achieve and sustain profitable operations, we must successfully develop and obtain regulatory approval for our products, either alone or with others, and must also manufacture, introduce, market and sell our products. The costs associated with clinical trials, contract manufacturing and contract isotope combination services ("radiolabeling") are very expensive and the time frame necessary to achieve market success for our products is long and uncertain. We do not expect to generate significant product revenues for at least the next year. There can be no guarantee that we will ever generate product revenues sufficient to become profitable or to sustain profitability.

PROBLEMS IN PRODUCT DEVELOPMENT MAY CAUSE OUR CASH DEPLETION RATE TO INCREASE.

         Our ability to obtain financing and to manage expenses and our cash depletion rate is key to the continued development of product candidates and the completion of ongoing clinical trials. Our cash depletion rate will vary substantially from quarter to quarter as we fund non-recurring items associated with clinical trials, product development, antibody manufacturing, isotope combination services, patent legal fees and various consulting fees. We have limited experience with clinical trials, and if we encounter unexpected difficulties with our operations or clinical trials, we may have to expend additional funds, which would increase our cash depletion rate.

OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY NOT BE SUCCESSFUL.

         Since inception, we have been engaged in the development of drugs and related therapies for the treatment of people with cancer. Our product candidates, which have not received regulatory approval, are generally in the early stages of development. If the initial results from any of the clinical trials are poor, those results will adversely affect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our antibody technologies. In addition, product candidates resulting from our research and development efforts, if any, are not expected to be available commercially for at least the next year. Our products currently in clinical trials represent a departure from more commonly used methods for cancer treatment. These products, if approved, may experience under-utilization by doctors who are unfamiliar with their application in the treatment of cancer. As with any new drug, doctors may be inclined to continue to treat patients with conventional therapies, in most cases chemotherapy, rather than new alternative therapies. We or our marketing partner may be required to implement an aggressive education and promotion plan with doctors in order to gain market recognition, understanding and acceptance of our products. Market acceptance could also be affected by the availability of third-party reimbursement. Accordingly, we cannot guarantee that our product development efforts, including clinical trials, or commercialization efforts will be successful or that any of our products, if approved, can be successfully marketed.

OUR TECHNOLOGY AND PRODUCTS MAY PROVE INEFFECTIVE OR BE TOO EXPENSIVE TO MARKET SUCCESSFULLY.

         Our future success is significantly dependent on our ability to develop and test workable products for which we will seek approval from the United States Food and Drug Administration to market to certain defined patient groups. There is a significant risk as to the performance and commercial success of our technology and products. The products we are currently developing will require significant additional laboratory and clinical testing and investment over the foreseeable future. Our proposed products may not prove to be effective in clinical trials or they may cause harmful side effects during clinical trials. In addition, our product candidates, if approved, may prove impracticable to manufacture in commercial quantities at a reasonable cost and/or with acceptable quality. Any of these factors could negatively affect our financial position and results of operations.

OUR DEPENDENCY ON A LIMITED NUMBER OF SUPPLIERS MAY NEGATIVELY IMPACT OUR ABILITY TO COMPLETE CLINICAL TRIALS AND MARKET OUR PRODUCTS.

         We currently procure, and intend in the future to procure, our antibody radioactive isotope combination services ("radiolabeling") under negotiated contracts with two entities for clinical trials. We cannot guarantee that these suppliers will be able to qualify their facilities or label and supply antibody in a timely manner, if at all. Prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a company for commercial antibody manufacturing and radioactive isotope combination services. We also currently rely on, and expect in the future to rely on, our current suppliers for all or a significant portion of the raw material requirements for our antibody products. An antibody that has been combined with a radioactive isotope cannot be stockpiled against future shortages. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any such third-party service provider or antibody supplier could negatively impact our ability to complete ongoing clinical trials and to market our products, if approved.

IF OUR RELATIONSHIP WITH SCHERING A.G. TERMINATES, IT COULD ADVERSELY AFFECT OUR BUSINESS.

         In March 1999, we entered into a license agreement with Schering A.G. for the worldwide development, marketing and distribution of our direct tumor targeting agent product candidate, Oncolym(R). Under the agreement, Schering A.G. has assumed control of the clinical development program, regulatory approvals in the United States and all foreign countries and sales and marketing of this product candidate. We are relying on Schering A.G. to apply its expertise and know-how to the development, launch and sale of this product candidate. If Schering A.G. decides to discontinue the development of this product candidate and terminates our license agreement, we may have to find another licensing partner, develop the product internally or discontinue development, commercialization and clinical testing of this product candidate, which could negatively affect our operations and financial performance.

WE DO NOT HAVE A SALES FORCE TO MARKET OUR PRODUCTS.

         At the present time, we do not have a sales force to market any of our products, if and when they are approved. We intend to sell our products in the United States and internationally in collaboration with one or more marketing partners. If we receive approval from the United States Food and Drug Administration for our initial product candidates, the marketing of these products will be contingent upon our ability to either license or enter into a marketing agreement with a large company or our ability to recruit, develop, train and deploy our own sales force. We do not presently possess the resources or experience necessary to market any of our product candidates. Other than an agreement with Schering A.G. with respect to the marketing of our direct tumor targeting agent product candidate, we presently have no agreements for the licensing or marketing of our product candidates, and we cannot assure that we will be able to enter into any such agreements in a timely manner or on commercially favorable terms, if at all. Development of an effective sales force requires significant financial resources, time and expertise. We cannot assure that we will be able to obtain the financing necessary to establish such a sales force in a timely or cost effective manner, if at all, or that such a sales force will be capable of generating demand for our product candidates, if and when they are approved.

WE MAINTAIN ONLY LIMITED PRODUCT LIABILITY INSURANCE AND MAY BE EXPOSED TO CLAIMS IF OUR INSURANCE COVERAGE IS INSUFFICIENT.

         The manufacture and sale of human therapeutic products involves an inherent risk of product liability claims. We maintain only limited product liability insurance. We cannot assure that we will be able to maintain existing insurance or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Our inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, or a product recall could negatively impact our financial position and results of operations.

THE LIQUIDITY OF OUR COMMON STOCK WILL BE ADVERSELY AFFECTED IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ SMALLCAP MARKET.

         The Common Stock of the Company is presently traded on The Nasdaq SmallCap Market. To maintain inclusion on The Nasdaq SmallCap Market, we must continue to have either net tangible assets of at least $2,000,000, market capitalization of at least $35,000,000, or net income (in either our latest fiscal year or in two of our last three fiscal years) of at least $500,000. In addition, we must meet other requirements, including, but not limited to, having a public float of at least 500,000 shares and $1,000,000, a minimum closing bid price of $1.00 per share of Common Stock (without falling below this minimum bid price for a period of 30 consecutive trading days), at least two market makers and at least 300 stockholders, each holding at least 100 shares of Common Stock. If we are delisted by The Nasdaq SmallCap Market, the market value of the Common Stock could fall and holders of Common Stock would likely find it more difficult to dispose of the Common Stock.

THE SALE OF SUBSTANTIAL SHARES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

         As of June 28, 2000, we had approximately 93,563,000 shares of Common Stock outstanding. There are no shares of Class C Preferred Stock outstanding. We could issue approximately 16,635,000 additional shares of Common Stock upon the exercise of outstanding options and warrants at an average exercise price of $1.86 for proceeds of up to approximately $30,920,000, if exercised in total on a cash basis. In addition, the Company has reserved for future issuance approximately 8,239,000 shares of common stock under the Equity Line.

         The exercise price of outstanding options and warrants and the purchase price for the shares of Common Stock and warrants to be issued under the Equity Line are at a significant discount to the market price. The sale and issuance of these shares of Common Stock, as well as subsequent sales of shares of Common Stock in the open market, may cause the market price of the Common Stock to fall and might impair our ability to raise additional capital through sales of equity or equity-related securities, whether under the Equity Line or otherwise.

OUR HIGHLY VOLATILE STOCK PRICE AND TRADING VOLUME MAY ADVERSELY AFFECT THE LIQUIDITY OF THE COMMON STOCK.

         The market price of the Common Stock, and the market prices of securities of companies in the biotechnology industry generally, has been highly volatile and is likely to continue to be highly volatile. Also, the trading volume in the Common Stock has been highly volatile, ranging from as few as 76,000 shares per day to as many as 29 million shares per day over the past year, and is likely to continue to be highly volatile. The market price of the Common Stock may be significantly impacted by many factors, including announcements of technological innovations or new commercial products by us or our competitors, disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by us or our competitors and regulatory developments and product safety concerns in both the United States and foreign countries. These and other external factors have caused and may continue to cause the market price and demand for the Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Common Stock and may otherwise negatively affect the liquidity of the Common Stock.

WE MAY NOT BE ABLE TO COMPETE WITH OUR COMPETITORS IN THE BIOTECHNOLOGY
INDUSTRY.

         The biotechnology industry is intensely competitive. It is also subject to rapid change and sensitive to new product introductions or enhancements. We expect to continue to experience significant and increasing levels of competition in the future. Virtually all of our existing competitors have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and running clinical trials. Two of our competitors, IDEC Pharmaceuticals Corporation and Coulter Pharmaceuticals, Inc., each has a lymphoma antibody that may compete with our direct tumor targeting agent product, Oncolym(R). In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products. Some or all of these companies may also have greater financial and technical resources than we have. Accordingly, we cannot assure that we will be able to compete successfully with our existing and future competitors or that competition will not negatively affect our financial position or results of operations in the future.

WE MAY NOT BE SUCCESSFUL IF WE ARE UNABLE TO OBTAIN AND MAINTAIN PATENTS AND LICENSES TO PATENTS.

         Our success depends, in large part, on our ability to obtain or maintain a proprietary position in our products through patents, trade secrets and orphan drug designations. We have been granted several United States patents and have submitted several United States patent applications and numerous corresponding foreign patent applications, and have also obtained licenses to patents or patent applications owned by other entities. However, we cannot assure that any of these patent applications will be granted or that our patent licensors will not terminate any of our patent licenses. We also cannot guarantee that any issued patents will provide competitive advantages for our products or that any issued patents will not be successfully challenged or circumvented by our competitors. Although we believe that our patents and our licensors' patents do not infringe on any third party's patents, we cannot be certain that we can avoid litigation involving such patents or other proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we may not have the necessary financial resources to defend or prosecute our rights in connection with any litigation. Responding to, defending or bringing claims related to patents and other intellectual property rights may require our management to redirect our human and monetary resources to address these claims and may take years to resolve.

OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED DUE TO DIFFICULTIES OR DELAYS IN CLINICAL TRIALS.

         We may encounter unanticipated problems, including development, manufacturing, distribution, financing and marketing difficulties, during the product development, approval and commercialization process. Our product candidates may take longer than anticipated to progress through clinical trials or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials. Delays in patient enrollment will result in increased costs and further delays. If we experience any such difficulties or delays, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates. The Company anticipates that Schering A.G. will initiate a Phase I dosing study in the near future. If Schering A.G. decides to discontinue the development of this product candidate and terminates our license agreement for the worldwide development, distribution and marketing of this product candidate, we may have to find another licensing partner, develop the product candidate internally or discontinue development, commercialization and clinical testing of this product candidate, which could negatively affect our operations and financial performance.

OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED DUE TO DELAYS OR FAILURE IN OBTAINING REGULATORY APPROVALS.

         We will need to do substantial additional development and clinical testing prior to seeking any regulatory approval for commercialization of our product candidates. Testing, manufacturing, commercialization, advertising, promotion, export and marketing, among other things, of our proposed products are subject to extensive regulation by governmental authorities in the United States and other countries. The testing and approval process requires substantial time, effort and financial resources and we cannot guarantee that any approval will be granted on a timely basis, if at all. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in conducting advanced human clinical trials, even after obtaining promising results in earlier trials. Furthermore, the United States Food and Drug Administration may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Even if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Accordingly, we may experience difficulties and delays in obtaining necessary governmental clearances and approvals to market our products, and we may not be able to obtain all necessary governmental clearances and approvals to market our products. At least initially, we intend, to the extent possible, to rely on licensees to obtain regulatory approval for marketing our products. The failure by us or our licensees to adequately demonstrate the safety and efficacy of any of our product candidates under development could delay, limit or prevent regulatory approval of the product, which may require us to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates.

OUR PRODUCTS, IF APPROVED, MAY NOT BE COMMERCIALLY VIABLE DUE TO HEALTH CARE REFORM AND THIRD-PARTY REIMBURSEMENT LIMITATIONS.

         Recent initiatives to reduce the federal deficit and to reform health care delivery are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to drive reductions of health care costs. Any such changes could negatively impact the commercial viability of our products, if approved. Our ability to successfully commercialize our product candidates, if and when they are approved, will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of such products and related treatment are obtained from governmental authorities, private health insurers and other organizations, such as health maintenance organizations. In the absence of national Medicare coverage determination, local contractors that administer the Medicare program, within certain guidelines, can make their own coverage decisions. Accordingly, there can be no assurance that any of our product candidates, if approved and when commercially available, will be included within the then, current Medicare coverage determination or the coverage determination of state Medicaid programs, private insurance companies and other health care providers. In addition, third-party payors are increasingly challenging the prices charged for medical products and services. The trend toward managed health care and the growth of health maintenance organizations in the United States may all result in lower prices for our products, if approved and when commercially available, than we currently expect. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could negatively affect our financial performance, if and when one or more of our products are approved and available for commercial use.

OUR MANUFACTURING AND USE OF HAZARDOUS AND RADIOACTIVE MATERIALS MAY RESULT IN OUR LIABILITY FOR DAMAGES, INCREASED COSTS AND INTERRUPTION OF ANTIBODY SUPPLIES.

         The manufacturing and use of our products require the handling and disposal of the radioactive isotope I131. We currently rely on, and intend in the future to rely on, our current contract manufacturers to combine antibodies with radioactive I131 isotope in our products and to comply with various local, state, national or international regulations regarding the handling and use of radioactive materials. Violation of these regulations by these companies or a clinical trial site could significantly delay completion of the trials. Violations of safety regulations could occur with these manufacturers, so there is also a risk of accidental contamination or injury. Accordingly, we could be held liable for any damages that result from an accident, contamination or injury caused by the handling and disposal of these materials, as well as for unexpected remedial costs and penalties that may result from any violation of applicable regulations. In addition, we may incur substantial costs to comply with environmental regulations. In the event of any noncompliance or accident, the supply of antibodies for use in clinical trials or commercial products could also be interrupted.

OUR OPERATIONS AND FINANCIAL PERFORMANCE COULD BE NEGATIVELY AFFECTED IF WE CANNOT ATTRACT AND RETAIN KEY PERSONNEL.

         Our success is dependent, in part, upon a limited number of key executive officers and technical personnel remaining employed with us, including Dr. John N. Bonfiglio, our President and Chief Executive Officer and Dr. Terrence Chew, our V.P. of Clinical and Regulatory Affairs. We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel. We face intense competition in our recruiting activities, including larger companies with greater resources. We do not know if we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF OUR COMPUTER SYSTEMS AND THE COMPUTER SYSTEMS OF OUR SUPPLIERS ARE NOT YEAR 2000 COMPLIANT.

         In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expensed less than $50,000 in connection with remediating its systems. The Company is not aware of any material problems resulting from Year 2000 issues, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                           FORWARD-LOOKING STATEMENTS

         Except for historical information, the information contained in this prospectus and in our reports filed with the SEC are "forward looking" statements about our expected future business and financial performance. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and we assume no obligation to update these statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled "Risk Factors" specifically address some of the factors that may affect our future operating results and financial performance.

                                 USE OF PROCEEDS

         Holders of warrants and options are not obligated to exercise those warrants and options, and there can be no assurance that holders will choose to exercise all or any of their warrants or options. Techniclone will not receive any proceeds from the exercise of any warrants by Eric Swartz and Michael Kendrick, which may only be exercised by each on a cashless basis. The gross proceeds to the Company from the exercise of the warrants held by Swartz Private Equity would be $351,563 at the initial exercise price of $0.46875, although the warrants may also be exercised on a cashless basis or at a lower reset price (see "The Investor Commitment Warrant"). The gross proceeds to the Company from the exercise of options would be $510,000 from those held by the director and two consultants of Techniclone and $375,000 from those options issued to Biotechnology Development, Ltd. under the Option Agreement. The total proceeds to Techniclone from the exercise of warrants and options, if exercised in full on a cash basis (where permitted), would be a maximum of $1,236,563. These proceeds would be used for working capital purposes. We will not receive any proceeds from the sale of outstanding common stock held by the selling shareholders. See "Selling Shareholders."

                              SELLING SHAREHOLDERS

         The following table identifies the selling shareholders and indicates
(i) the nature of any position, office or other material relationship that each selling shareholder has had within the past three years with Techniclone (or any of its predecessors or affiliates) and (ii) the number of shares of Common Stock owned by the selling shareholder prior to the offering, the number of shares to be offered for the selling shareholder's account and the number of shares and percentage of outstanding shares to be owned by the selling shareholder after completion of the offering.

                                                                              MAXIMUM
                                         SHARES BENEFICIALLY                 NUMBER OF
      NAME OF REGISTERED                   OWNED PRIOR TO                  SHARES TO BE                 SHARES BENEFICIALLY
          SHAREHOLDER                        OFFERING(1)                       SOLD                    OWNED AFTER OFFERING(2)
                                    -------------------------------                                -------------------------------
                                        Number           PERCENT                                       NUMBER           Percent
-------------------------------     --------------     ------------      --------------------      --------------     ------------
Schering A.G.(3)                       742,857              *                  742,857                       0                0%
D-13342
Berlin, Germany

Cresent Mortgage Corp.(4)              125,000              *                  125,000                       0                0%
610 West Rio Road
Charlottesville, VA 22901

Alan Epstein, M.D. Ph.D.(5)            975,000             1.06%               600,000                 375,000                *
14282 Franklin Avenue
Tustin, California 92780

Clive Taylor, M.D. Ph.D.(6)          1,618,000             1.75%               500,000               1,118,000              1.22%
14282 Franklin Avenue
Tustin, California 92780

Philip E. Thorpe, Ph.D.(7)             843,750              *                  400,000                 443,750                *
14282 Franklin Avenue
Tustin, California 92780

Eric S. Swartz(8)                    2,127,178             2.32%               726,151               1,401,027              1.54%
1080 Holcomb Bridge Road
Building 200, Suite 285
Roswell, GA 30076

Michael C. Kendrick(8)               1,638,380             1.79%               726,150                 912,230              1.00%
1080 Holcomb Bridge Road
Building 200, Suite 285
Roswell, GA 30076

Oxigene, Inc.(9)                       585,009              *                  585,009                       0                0%
One Copley Place, Ste. 602
Boston, MA 02116


--------------------
*        Represents less than 1%.

(1) Based on an aggregate of 90,612,610 shares of common stock issued and outstanding as of May 3, 2000.
(2)      Assumes that all Shares being registered are sold.

(3) Schering A.G., has not had a material relationship with Techniclone or any of its affiliates within the past three years, other than as a result of the negotiation and execution of the License Agreement with the Company dated March 8, 1999, as amended on June 14, 2000.
(4) The 125,000 shares of common stock offered by Cresent Mortgage Corporation by this prospectus may be issued to Cresent Mortgage Corporation upon the exercise of outstanding options issued under the Option Agreement dated October 23, 1998 between Techniclone and Biotechnology Development Ltd. ("BTD"), at an exercise price of $3.00 per share (see "The Option Agreement"). BTD has transferred its interest in these options to Cresent Mortgage Corporation. BTD is a Nevada limited partnership controlled by Mr. Edward Legere, a Director of the Company, which originally obtained its option under the Option Agreement dated October 23, 1998 in exchange for an extension of time for the Company to re-acquire certain Oncolym(R) rights previously licensed to BTD.
(5) Alan Epstein has a relationship with Techniclone as a consultant. The 600,000 shares of common stock offered may be acquired under a non-qualified option issued on December 22, 1999, at an exercise price of $.34 per share. The options will vest over four years from the date of grant or sooner upon the achievement of predetermined performance milestones (see "The Non-Qualified Stock Option Agreement").
(6) Clive R. Taylor has a relationship with Techniclone as a Director. The 500,000 shares of common stock offered will be acquired under a non-qualified option issued on December 22, 1999, at an exercise price of $.34 per share. The options will vest over four years from the date of grant or sooner upon the achievement of predetermined performance milestones (see "The Non-Qualified Stock Option Agreement").
(7) Philip E. Thorpe has a relationship with Techniclone as a consultant. The 400,000 shares of common stock offered will be acquired under a non-qualified option issued on December 22, 1999, at an exercise price of $.34 per share. The options will vest over four years from the date of grant or sooner upon the achievement of predetermined performance milestones (see "Non-Qualified Stock Option Agreement").
(8) Of the 1,452,301 shares of common stock offered by Eric Swartz and Michael Kendrick by this prospectus, 638,458 shares are currently issued and outstanding and up to an aggregate of 813,843 shares may be issued to each upon exercise of outstanding warrants, of which up to 15,625 shares are issuable at an exercise price of $0.80 per share, up to 9,310 shares are issuable at an exercise price of $0.3625 per share, up to 14,210 shares are issuable at an exercise price of $0.2375 per share, up to 10,188 shares are issuable at an exercise price of $0.33125 per share, up to 6,430 shares are issuable at an exercise price of $2.4492 per share, and up to 8,080 shares are issuable at an exercise price of $3.403 per share, all of which may be exercised on a cashless basis only (see "The Equity Line Agreement"). Eric Swartz and Michael Kendrick each individually own one-half of the common shares and warrants issued to Dunwoody under the Equity Line Agreement. Also includes a warrant issued to Swartz Private Equity, LLC to purchase up to 750,000 shares of common stock under the Investor Commitment Warrant under the Letter of Agreement, at an initial exercise price of $.46875 or a lower reset price (see "The Investor Commitment Warrant"). Swartz Private Equity, LLC has not had any material relationship with Techniclone or any of its affiliates within the past three years, other than as a result of the negotiation and the execution of the Letter of Agreement dated November 5, 1999 ("Letter of Agreement"). Swartz Private Equity, LLC is 50% controlled by Eric Swartz, who is also a Director of the Company, and 50% controlled by Michael Kendrick.
(9) Oxigene, Inc. has not had a material relationship with Techniclone or any of its affiliates within the past three years, other than as a result of the negotiation and execution of the Joint Venture Agreement with the Company entered into during May 2000.

                              PLAN OF DISTRIBUTION

         As used in this section, the term "selling shareholders" includes the selling shareholders listed in the "Selling Shareholders" section of this prospectus, as well as their respective donees, pledgees, transferees and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. Sales of shares may be effected by the selling shareholders at various times in one or more private or negotiated transactions, in open market transactions on the Nasdaq SmallCap Market, in settlement of short sale transactions, in settlement of option transactions, or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices or otherwise. The selling shareholders may effect these transactions by selling the shares of common stock offered by this prospectus directly to one or more purchasers or to or through other broker-dealers or agents including: (a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) in purchases by another broker or dealer and resale by such broker or dealer as a principal for its account; (c) in ordinary brokerage transactions and (d) in transactions in which the broker solicits purchasers. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions.

         To the Company's knowledge, the selling shareholders have made no arrangement with any brokerage firm for the sale of the shares of common stock offered by this prospectus. ordinary brokerage transactions at market prices prevailing at the time of the sale. There is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. Concurrently with sales under this prospectus, the selling shareholders may effect other sales of the shares of common stock offered by this prospectus under Rule 144 or other exempt resale transactions. There can be no assurance that the selling shareholders will sell any or all of the shares of common stock offered by this prospectus.

         Selling shareholders and any other broker-dealers or agents who act in connection with the sale of the shares of common stock offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act in connection with the sale of the shares of common stock offered by this prospectus. Profits on any resale by selling shareholders of the shares of common stock offered by this prospectus and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling shareholders to sell a specified number of shares of common stock offered by this prospectus at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for any selling shareholder to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to that selling shareholder. Broker-dealers who acquire shares of common stock offered by this prospectus as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act of 1933, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution. Such activities include stabilization activities in our common stock to effect covering transactions, imposing penalty bids or effecting passive market making bids. In addition, in connection with transactions in the shares of common stock offered by this prospectus, Techniclone and the selling shareholders may be subject to applicable provisions of the Securities Exchange Act of 1934, and its rules and regulations, including, Rule 10b-5 of the Securities Exchange Act of 1934. If Techniclone and selling shareholders are deemed to be distribution participants, they may also be subject to Regulation M and Rules 100, 101, 102, 103, 104 and 105 of the Securities Exchange Act of 1934. All of the foregoing may affect the marketability of the shares of common stock offered by this prospectus.

         The selling shareholders have agreed that they will not engage in any trading practice or activity for the purpose of manipulating the price of our common stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the SEC.

         Selling shareholders will pay all commissions, transfer taxes and other expenses associated with the sales of shares of common stock by them. The shares of common stock offered by this prospectus are being registered in compliance with contractual obligations of Techniclone, and Techniclone has agreed to pay the expenses of the preparation of this prospectus. Techniclone has also agreed to indemnify the selling shareholders against certain liabilities, including, without limitation, liabilities arising under the Securities Act of 1933.

         Techniclone will not receive any proceeds from the exercise by Eric Swartz and Michael Kendrick of any of the warrants described in this prospectus which were received from Dunwoody, as such warrants may only be exercised by each in a cashless transaction. The total proceeds to the Company from the exercise of other warrants and options, if exercised in full on a cash basis, would be a maximum of $1,236,563. Techniclone will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.

         In order to comply with the securities laws of certain states, if applicable, the shares of common stock offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock offered by this prospectus may not be sold unless such shares have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

         Our common stock is currently traded on The Nasdaq SmallCap Market under the symbol "TCLN."

                            DESCRIPTION OF SECURITIES

         The following description of the capital stock of Techniclone and certain provisions of Techniclone's Certificate of Incorporation is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to Techniclone's Registration Statement, of which this Prospectus is a part.

         As of the date of this prospectus, the authorized capital stock of Techniclone consists of 150,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share, of which 10,000 shares are designated as Series B Convertible Preferred Stock ("Class B Stock") and 17,200 shares are designated as 5% Adjustable Convertible Class C Preferred Stock ("Class C Stock"). As of June 28, 2000, there were 93,563,123 shares of common stock outstanding held by 5,571 shareholders of record. No shares of Class B Stock or Class C Stock were outstanding.

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of common stock are entitled to receive any lawful dividends which may be declared by the Board of Directors. In the event of the liquidation, dissolution or winding up of Techniclone, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of common stock would be entitled to receive pro rata all of the remaining assets of Techniclone available for distribution to its shareholders. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued and resold under this prospectus will be fully paid and nonassessable.

WARRANTS

         For the life of each of the warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the warrant. The holder of the warrant may be expected to exercise the warrant at a time when Techniclone would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Also, the terms on which Techniclone could obtain additional capital during the life of the warrants may be adversely affected by the existence of the warrants.

         The shares of common stock underlying the warrants, when issued upon exercise of the warrants in whole or in part, will be fully paid and nonassessable.

         Each warrant contains provisions that protect the holder against dilution by adjustment of the exercise price. These adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. Techniclone is not required to issue fractional shares upon the exercise of any of the warrants. Each holder of the warrants will not possess any rights as a shareholder until such holder exercises the warrants. Each warrant may be exercised upon surrender on or before its expiration date at the offices of Techniclone, with an exercise form completed and executed as indicated, accompanied by payment of the exercise price for the number of shares with respect to which the warrant is being exercised, except for the warrants originally issued to Dunwoody. The Dunwoody warrants may only be exercised by way of a "cashless exercise," in which that number of shares of common stock underlying the warrant having a fair market value equal to the aggregate exercise price are canceled as payment of the exercise price.

REGISTRATION RIGHTS

         Techniclone has granted certain piggyback registration rights for the shares originally issued and originally issuable upon the conversion of warrants to Dunwoody Brokerage Services, Inc. under the Registration Rights Agreement of the Equity Line Agreement described below.

OPTIONS

         For the life of each of the options, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the option. The holder of the option may be expected to exercise the option at a time when Techniclone would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the options. Also, the terms on which Techniclone could obtain additional capital during the life of the options may be adversely affected by the existence of the options.

         The shares of common stock underlying the options, when issued upon exercise in whole or in part, will be fully paid and nonassessable.

         Each of the options contain provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. Techniclone is not required to issue fractional shares upon the exercise of any of the options. Each holder of the options will not possess any rights as a shareholder until such holder exercises the options. Each option may be exercised upon surrender on or before its expiration date at the offices of Techniclone, with an exercise form completed and executed as indicated, accompanied by payment of the exercise price for the number of shares with respect to which the option is being exercised.

                             THE AMENDMENT AGREEMENT

         On March 8, 1999, Schering A.G. ("Schering"), was granted the exclusive, worldwide right to market and distribute Oncolym(R) products under a License Agreement. Schering and Techniclone have recently agreed to amend the License Agreement on June 14, 2000 (the "Amendment Agreement"). The Amended Agreement provides that Schering A.G. will commence patient enrollment for a Phase I dosing study in the near future. This dose escalation Phase I will be designed to measure the safety and efficacy of a single dose of Oncolym(R) in intermediate and high- grade Non-Hodgkin's Lymphoma. This study will be designed to treat up to 18 patients with provisions to treat more if necessary and is predicted to take no longer than 18 months to complete, depending upon enrollment. Following the successful completion of the Phase I study, Schering will start a Phase II/III study designed to investigate the safety and efficacy of Oncolym(R) in over 100 patients. This study will initially enroll approximately 28 patients as part of the Phase II trial. Under the Amendment Agreement, Techniclone has agreed to issue shares of its common stock to Schering A.G. to prepay the expenses associated with these clinical trials. The first traunch of $1.3 million worth of common stock will be issued to Schering upon effectiveness of this registration statement. The second traunch of $1.7 million worth of common stock will be issued upon the commencement of the Phase II/III clinical trial.

                              THE OPTION AGREEMENT

         On October 23, 1998, the Company was given an extension of time through August 30, 1999 to repurchase certain marketing rights to "LYM" products in Europe in exchange for a payment of $93,750 by the Company to BTD for the period ended December 1, 1998 and $112,500 for each quarterly period thereafter through August 30, 1999, and the issuance of options to purchase 125,000 shares of Common Stock of the Company at an exercise price of $3.00 per share (the "Option Agreement"). The option has since been assigned to Cresent Mortgage Corporation of Charlottesville, Virginia and is exercisable at any time beginning on the date of issuance and ending on December 1, 2005.

            NON-QUALIFIED OPTIONS ISSUED TO DIRECTOR AND CONSULTANTS

         Options were granted as compensation to consultants of the Company. These options are non-qualified for tax purposes. The options will vest over a period of four years, with the first one- third vesting on December 22, 2001, and one-third vested annually thereafter, until the options are fully vested on December 22, 2003. We may accelerate the vesting of the option upon the achievement of predetermined milestones. Options that are vested may be exercised at the discretion of the recipient at an exercise price of $0.34 per share. The options expire on December 22, 2009 or 90 days after the termination of the recipient's services with the Company.

                            THE EQUITY LINE AGREEMENT

         On June 16, 1998, Techniclone entered into a Regulation D Common Stock Equity Line Subscription Agreement ("Equity Line") with two institutional investors. Techniclone also entered into a Placement Agent Agreement and engaged the services of Swartz Investments, LLC, a Georgia limited liability company, as placement agent in connection with the placement of securities of Techniclone with the two institutional investors under the Equity Line. Swartz Investments, LLC subsequently assigned and conveyed all of its rights under the Placement Agent Agreement and a related Registration Rights Agreement to Dunwoody Brokerage Services Inc. ("Dunwoody") and also transferred to Dunwoody all of the shares of common stock and warrants to purchase shares of common stock previously issued to Swartz Investments, LLC. However, under an additional agreement, Eric Swartz, a Director of the Company, and Michael Kendrick each have a contractual right to 50% of the common shares of Techniclone owned by Dunwoody or to be issued to Dunwoody under the Placement Agent Agreement. The ownership of the shares originally issued to Dunwoody which are covered by this prospectus and the warrants originally issued to Dunwoody whose underlying shares issuable upon conversion of the warrants are covered by this prospectus have been transferred, one-half each, to Eric Swartz and Michael Kendrick, who also each have a one-half ownership interest in Swartz Investments, LLC.

         Dunwoody is a broker-dealer registered with the SEC and the National Association of Securities Dealers, Inc.

         The following table provides certain information from August 16, 2000 through April 25, 2000 with respect to securities of Techniclone issued to the two institutional investors and Dunwoody under the Equity Line and the Placement Agent Agreement:

                                                                                                      Issued to
                                               Issued to the Institutional Investors         Dunwoody Brokerage Services,
                                                                                                         Inc.
                                 ---------------------------------------------------------------------------------------------
                                                                            Warrant                                  Warrant
                                   Purchase     Shares of      Shares       Exercise    Shares of       Shares       Exercise
      Date           Amount       Price per      Common      subject to    Price per      Common      Subject to    Price per
                     Funded         Share         Stock      Warrants(1)     Share        Stock       Warrants(1)     Share
                                     ($)                                      ($)                                      ($)
------------------------------------------------------------------------------------------------------------------------------
Aug. 16, 1999        $1,250,000    0.800000     1,562,500     156,250      0.800000        156,250      15,625      0.80000
Oct. 13, 1999          $337,500    0.362500       931,033      93,102      0.362500         93,103       9,310      0.36250
Nov. 19, 1999          $337,500    0.237500     1,421,052     142,105      0.237500        142,105      14,210      0.23750
Jan. 14, 2000          $337,500    0.331250     1,018,867     101,886      0.331250        101,886      10,188      0.33125
Feb. 4, 2000         $1,575,000    2.449200       643,061      64,305      2.449200         64,306       6,430      2.44920
Feb. 25 , 2000       $2,750,000    3.403125       808,080      80,807      3.403000         80,808       8,080      3.40300


--------------
(1) Warrants are exercisable, on a cashless basis only, at any time through December 31, 2004.

         Under the Equity Line, the Company secured access to funding under a Common Stock Equity Line ("Equity Line") with two institutional investors, as amended on June 2, 2000 (the Amendment). Under the amended terms of the Equity Line, the Company may, in its sole discretion, and subject to certain restrictions, periodically sell ("Put") shares of the Company's common stock until all common shares previously registered under the Equity Line have been sold. As of June 28, 2000, the Company had approximately 8,239,000 shares available under the Equity Line. Under the amendment, up to $2,800,000 of Puts can be made every month if the Company's closing bid price is $2.00 or higher during the 10-day pricing period. If the Company's closing bid price is between $1.00 and $2.00, then the Company can Put up to $1,500,000 per month, and if the Company's closing bid price falls below $1.00 on any trading day during the ten trading days prior to the Put, the Company's ability to access funds under the Equity Line in the Put is limited to 15% of what would otherwise be available. If the closing bid price of the Company's common stock falls below $0.50 or if the Company is delisted from The Nasdaq SmallCap Market, the Company would have no access to funds under the Equity Line.

         The purchase price for the shares to be sold to the institutional investors is equal to 82.5% of the 10-day low closing bid price immediately preceding the date of sale. However, if 82.5% of such 10-day low closing bid price results in a discount of less than twenty cents per share from such price, the purchase price for the shares will be equal to such 10-day low closing bid price minus twenty cents. The number of shares which may be sold to the two institutional investors at any one time is limited to the same number of shares of restricted securities that the institutional investors would otherwise be able to sell in compliance with Rule 144(e) promulgated under the Securities Act of 1933. In addition, at the time of each sale of shares, the two institutional investors will be issued warrants, expiring on December 31, 2004, to purchase a number of shares of common stock equal to 15% (for all Puts after June 2000) of the number of shares of common stock sold in such sale at an exercise price equal to the price per share at which such shares were sold to the institutional investors.

         This prospectus does not cover any shares of common stock issued or issuable to the two institutional investors under the Equity Line or shares of common stock issuable upon exercise of warrants issued or issuable to the two institutional investors under the Equity Line, which shares have been separately registered for resale under the Securities Act of 1933, and are the subject of a separate prospectus.

         Under the Placement Agent Agreement, Dunwoody is entitled to receive the following compensation as a placement agent fee in connection with the placement and sale of securities of Techniclone to the two institutional investors:

         o a cash placement fee equal to 7% of the purchase price of any and all securities placed under the Equity Line;
         o a non-accountable expense allowance equal to 1% of the purchase price of any and all securities placed up to the aggregate purchase price of the first $10 million of securities placed under the Equity Line;
         o a one time non-accountable expense allowance equal to one hundred thousand dollars for any and all securities placed in excess of the aggregate purchase price of the first $10 million of securities placed under the Equity Line; and
         o an amount of securities equal to 10% of all common stock issued under the Equity Line and an amount of securities equal to 10% of all warrants issued under the Equity Line.

         Techniclone's ability to require the two institutional investors to purchase shares of its common stock under the Equity Line is subject to certain conditions and limitations, including:

         o the representations and warranties of Techniclone in the Equity Line must be true and correct in all material respects as of the date of each sale;
         o Techniclone shall have performed and complied with all obligations under the Equity Line, the Registration Rights Agreement and the warrants issued to the two institutional investors required to be performed as of the date of each sale;
         o no statute, rule, regulation, executive order, decree, ruling or injunction shall be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the Equity Line;
         o at the time of a sale, there shall have been no material adverse change in Techniclone's business prospects or financial condition, except as disclosed in Techniclone's most recent periodic reports filed since June 16, 1998 with the SEC under the Securities Exchange Act of 1934;
         o Techniclone's common stock shall not have been delisted from The Nasdaq SmallCap Market nor suspended from trading;
         o the closing bid price of our common stock on any trading during the ten days preceding the date of the sale cannot be less than or equal to $0.50; and
         o if the closing bid price of our common stock on any trading day during the ten trading days preceding the date of the sale is less than $1.00 but greater than $0.50, Techniclone may only require the purchase by the two institutional investors of an amount of shares not greater than 15% of the amount that would otherwise be available to Techniclone under the Equity Line.

         The two institutional investors and Dunwoody have further agreed that they will not engage in any trading practice or activity for the purpose of manipulating the price of our common stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the SEC.

         Under the Placement Agent Agreement and a related Registration Rights Agreement between Techniclone, the two institutional investors and Dunwoody, as successor in interest to Swartz Investments, LLC, Techniclone has filed a registration statement, of which this prospectus forms a part, in order to permit Dunwoody to resell to the public the shares of common stock issued to Dunwoody (including shares issuable to Dunwoody upon exercise of outstanding warrants) under the Placement Agent Agreement. As Dunwoody has transferred the ownership of the shares covered by this prospectus to Eric Swartz and Michael Kendrick, the registration statement will cover Eric Swartz's and Michael Kendrick's resale of the common shares covered by this prospectus to the public.

                         THE INVESTOR COMMITMENT WARRANT

         An investor commitment warrant to purchase up to 750,000 shares of Common Stock of the Company was issued to Swartz Private Equity, LLC pursuant to a letter of agreement between the Company and Swartz Private Equity, LLC dated on or about November 5, 1999 ("Letter of Agreement"). Under the terms of the warrant, the initial exercise price of the warrant is $.46875, subject to the future reset provision as defined in the warrant. The warrants may be exercised on a cash or cashless basis. The warrant is exercisable at any time beginning on the date of issuance of the warrant and ending on November 19, 2004. Eric Swartz and Michael Kendrick each own 50% of the shares issuable under the investor commitment warrant.

                           THE JOINT VENTURE AGREEMENT

         On May 17, 2000, the Company entered into a joint venture with Oxigene, Inc. for its VTA technology. Under the terms of the joint venture, the Company has agreed to supply its VTA intellectual property to the joint venture. In exchange for this, Oxigene, Inc. has agreed to provide its next generation tubulin-binding compounds and, based on the development success of the joint venture, will be required to spend up to $20,000,000 to fund the development expenses of the joint venture. Any further funding of the joint venture thereafter will be shared equally by the Company and Oxigene, Inc. In addition, Oxigene, Inc. has paid the Company an up-front licensing fee of $1,000,000 and purchased $2,000,000 of the Company's stock (or 585,009 common shares) based on the closing market price for the five days prior and after the closing date. Additionally, under the terms of the joint venture agreement, any sublicensing fees generated within the joint venture will be allocated 75% to the Company and 25% to Oxigene, Inc. until the Company has received $10,000,000 in sublicensing fees. Thereafter, the joint venture partners will share licensing fees equally. In addition, Oxigene, Inc. will also be required to pay the Company $1,000,000 and to subscribe to an additional $1,000,000 in common stock of the Company upon the filing of an Investigational New Drug Application ("IND") for the first clinical candidate developed. Any royalty income or profits will also be shared equally by the joint venture partners. The Company and Oxigene have agreed to name the new entity Arcus Therapeutics, LLC.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for Techniclone by Luce, Forward, Hamilton & Scripps, LLP, San Diego, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the years ended April 30, 2000 and 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The consolidated financial statements and related consolidated financial statement schedule for the fiscal year ended April 30, 1998, incorporated in this prospectus by reference from Techniclone Corporation's Annual Report on Form 10-K for the year ended April 30, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about Techniclone's ability to continue as a going concern), which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE TO LEARN MORE ABOUT TECHNICLONE

         Techniclone has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, relating to the shares of common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus of Techniclone filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. In addition, Techniclone is subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, files reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606 and Northeast Regional Office at 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock of Techniclone is traded on The Nasdaq SmallCap Market under the symbol "TCLN." Reports, proxy statements and other information concerning Techniclone may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

         1. Annual Report on Form 10-K for the fiscal year ended April 30, 2000, as filed with the SEC on July 31, 2000, under Section 13(a) of the Securities Exchange Act of 1934.
         2.       Current Report on Form 8-K, as filed with the SEC on June 7,
                  2000;
         3.       Current Report on Form 8-K, as filed with the SEC on May 19,
                  2000;
         4. Definitive Proxy Statement with respect to the Annual Meeting of Stockholders held on October 20, 1999, as filed with the SEC on August 30, 1999;
         5. The description of our common stock contained in our Registration Statement on Form 8-A and Form 8-B (Registration of Successor Issuers) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and
         6. All other reports filed by us under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended April 30, 2000.

         All documents we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effective date of the registration statement or subsequent to the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold (or which re-registers all securities then remaining unsold), are deemed to be incorporated in this prospectus by this reference and to be made a part of this prospectus from the date of filing of such documents.

         We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Requests for such documents and information should be directed to Techniclone Corporation, Attention: John N. Bonfiglio, President and CEO, 14282 Franklin Avenue, Tustin, California 92780-7017, telephone number (714) 508-6000. See also "Where to Learn More About Techniclone."

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Techniclone's Bylaws provide that Techniclone will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. Techniclone believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits Techniclone to advance litigation expenses in the case of shareholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Techniclone has liability insurance for its officers and directors.

         In addition, Techniclone's Certificate of Incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to Techniclone and its shareholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Techniclone for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Provisions of Techniclone's Bylaws require Techniclone, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of Techniclone) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Techniclone as discussed in the foregoing provisions, Techniclone has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. Techniclone believes that its Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

         Techniclone has in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the directors and officers of Techniclone against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director of officer. The policy reimburses Techniclone for amounts which Techniclone lawfully indemnifies or is required or permitted by law to indemnify its directors and officers.

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION
CONTAINED IN THIS DOCUMENT OR TO WHICH WE                4,405,167 SHARES
HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED
ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS
DIFFERENT. THIS DOCUMENT MAY ONLY BE USED
WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE
INFORMATION IN THIS DOCUMENT MAY ONLY BE             [Logo       TECHNICLONE
ACCURATE ON THE DATE OF THIS DOCUMENT.                Here]          CORPORATION



       -------------------------------


               TABLE OF CONTENTS


                                            PAGE
                                            ----

TECHNICLONE CORPORATION........................1
RISK FACTORS...................................7
FORWARD-LOOKING STATEMENTS....................15           COMMON STOCK
USE OF PROCEEDS...............................15
SELLING SHAREHOLDERS..........................17
PLAN OF DISTRIBUTION..........................19
DESCRIPTION OF SECURITIES.....................21
     THE AMENDMENT AGREEMENT..................23
     THE OPTION AGREEMENT.....................23
     NON-QUALIFIED OPTIONS ISSUED TO
        DIRECTOR AND CONSULTANTS..............23
     THE EQUITY LINE AGREEMENT................24
     THE INVESTOR COMMITMENT                             _________________
        WARRANT...............................27
     THE JOINT VENTURE AGREEMENT..............27            PROSPECTUS
LEGAL MATTERS.................................28         _________________
EXPERTS.......................................28
WHERE TO LEARN MORE ABOUT
   TECHNICLONE................................28
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE.....................29
DISCLOSURE OF COMMISSION POSITION
   ON INDEMNIFICATION FOR
   SECURITIES ACT LIABILITIES.................30

       -------------------------------

                                                            August __, 2000

================================================================================

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

                  SEC registration fee..........................     $     5,012
                  Printing and engraving expenses...............           2,500
                  Legal fees and expenses.......................          25,000
                  Blue Sky fees and expenses....................           2,500
                  Accounting fees and expenses..................          10,000
                  Miscellaneous.................................           5,000
                                                                     -----------
                          Total.................................     $    50,012
                                                                     ===========

         ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Techniclone Corporation's Certificate of Incorporation (the "Certificate") and Bylaws include provisions that eliminate the directors' personal liability for monetary damages to the fullest extend possible under Delaware Law or other applicable law (the "Director Liability Provision"). The Director Liability Provision eliminates the liability of directors to Techniclone and its shareholders for monetary damages arising out of any violation by a director of his fiduciary duty of due care. However, the Director Liability Provision does not eliminate the personal liability of a director for
(i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemption of stock other than from lawfully available funds, or (iv) any transactions from which the director derived an improper benefit. The Director Liability Provision also does not affect a director's liability under the federal securities laws or the recovery of damages by third parties. Furthermore, under Delaware Law, the limitation liability afforded by the Director Liability Provision does not eliminate a director's personal liability for breach of the director's duty of due care. Although the directors would not be liable for monetary damages to Techniclone or its shareholders for negligent acts or commissions in exercising their duty of due care, the directors remain subject to equitable remedies, such as actions for injunction or rescission, although these remedies, whether as a result of timeliness or otherwise, may not be effective in all situations. With regard to directors who also are officers of Techniclone, these persons would be insulated from liability only with respect to their conduct as directors and would not be insulated from liability for acts or omissions in their capacity as officers. These provisions may cover actions undertaken by the Board of Directors, which may serve as the basis for a claim against Techniclone under the federal and state securities laws. Techniclone has been advised that it is the position of the SEC that insofar as the foregoing provisions may be involved to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Securities Act"), such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

         Delaware law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents of Techniclone against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the Delaware General Corporation Law ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) of any action by the corporation or of a derivative action (such as a suit by a shareholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation.

         Delaware Law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145. The Certificate contains a provision that takes full advantage of the permissive Delaware indemnification laws (the "Indemnification Provision") and provides that Techniclone is required to indemnify its officers, directors, employees and agents to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary, provided, however, that prior to making such discretionary indemnification, Techniclone must determine that the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, in the case of any criminal action or proceeding, the person had no reason to believe his or her conduct was unlawful.

         In furtherance of the objectives of the Indemnification Provision, Techniclone has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in Techniclone's Certificate and Bylaws (the "Indemnification Agreements"). Techniclone believes that the Indemnification Agreements are necessary to attract and retain qualified directors and executive officers. Pursuant to the Indemnification Agreements, an indemnitee will be entitled to indemnification to the extent permitted by Section 145 or other applicable law. In addition, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with Techniclone, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Techniclone and had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of Techniclone and applicable law so provides, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to Techniclone.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling Techniclone pursuant to the foregoing provisions, Techniclone has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         3.1      Certificate of Incorporation of Techniclone Corporation, a
                  Delaware corporation (Incorporated by reference to Exhibit B to the Company's 1996 Proxy Statement as filed with the Commission on or about August 20, 1996)

         3.2      Bylaws of Techniclone Corporation, a Delaware corporation
                  (Incorporated by reference to Exhibit C to the Company's 1996
                  Proxy Statement as filed with the Commission on or about
                  August 20, 1996)

         3.3      Certificate of Designation of 5% Adjustable Convertible Class
                  C Preferred Stock as filed with the Delaware Secretary of State on April 23, 1997. (Incorporated by reference to Exhibit
                  3.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

         4.1 Form of Certificate for Common Stock (Incorporated by reference to the exhibit of the same number contained in Registrants' Annual Report on Form 10-K for the year end April
                  30, 1988)

         4.4      Form of Subscription Agreement entered into with Series B
                  Convertible Preferred Stock Subscribers (Incorporated by reference to Exhibit 4.1 contained in Registrant's Report on Form 8-K dated December 27, 1995, as filed with the Commission on or about January 24, 1996)

         4.5      Registration Rights Agreement dated December 27, 1995, by and among Swartz Investments, Inc. and the holders of the
                  Registrant's Series B Convertible Preferred Stock
                  (incorporated by reference to Exhibit 4.2 contained in
                  Registrant's Current Report on Form 8-K dated December 27,
                  1995 as filed with the Commission on or about January 24,
                  1996)

         4.6      Warrant to Purchase Common Stock of Registrant issued to
                  Swartz Investments, Inc. (Incorporated by reference to Exhibit
                  4.3 contained in Registrant's Current Report on Form 8-K dated
                  December 27, 1995 as filed with the Commission on or about
                  January 24, 1996)

                                      II-3

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------


         4.7 5% Preferred Stock Investment Agreement between Registrant and the Investors (Incorporated by reference to Exhibit 4.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

         4.8 Registration Rights Agreement between the Registrant and the holders of the Class C Preferred Stock (Incorporated by reference to Exhibit 4.2 contained in Registrant's Current
                  Report on Form 8-K as filed with the Commission on or about
                  May 12, 1997)

         4.9 Form of Stock Purchase Warrant to be issued to the holders of the Class C Preferred Stock upon conversion of the Class C
                  Preferred Stock (Incorporated by reference to Exhibit 4.3 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

         4.10     Regulation D Common Equity Line Subscription Agreement dated
                  June 16, 1998 between the Registrant and the Equity Line
                  Subscribers named therein (Incorporated by reference to
                  Exhibit 4.4 contained in Registrant's Current Report on Form
                  8-K dated as filed with the Commission on or about June 29,
                  1998)

         4.11     Form of Amendment to Regulation D Common Stock Equity Line
                  Subscription Agreement (Incorporated by reference to Exhibit
                  4.5 contained in Registrant's Current Report on Form 8-K filed with the Commission on or about June 29, 1998)

         4.12     Registration Rights Agreement between the Registrant and the
                  Subscribers (Incorporated by reference to Exhibit 4.6 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about June 29, 1998)

         4.13     Form of Stock Purchase Warrant to be issued to the Equity Line
                  Subscribers pursuant to the Regulation D Common Stock Equity
                  Subscription Agreement (Incorporated by reference to Exhibit
                  4.7 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about June 29, 1998)

                                      II-4

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         4.14 Placement Agent Agreement dated as of June 16, 1998, by and between the Registrant and Swartz Investments LLC, a Georgia limited liability company d/b/a Swartz Institutional Finance
                  (Incorporated by reference to the exhibit contained in Registration's Registration Statement on Form S-3 (File No.
                  333-63773))

         4.15     Second Amendment to Regulation D Common Stock Equity Line
                  Subscription Agreement dated as of September 16, 1998, by and among the Registrant, The Tail Wind Fund, Ltd. and Resonance
                  Limited (Incorporated by reference to the exhibit contained in Registration's Registration Statement on Form S-3 (File No.
                  333-63773))

         4.16     Form of Non-Qualified Stock Option Agreement by and between
                  Techniclone Corporation and certain consultants dated December
                  22, 1999*

         5        Opinion of Luce, Forward, Hamilton & Scripps LLP*

         10.23    Incentive Stock Option, Nonqualified Stock Option and
                  Restricted Stock Purchase Plan - 1986 (Incorporated by reference to the exhibit contained in Registrant's
                  Registration Statement on Form S-8 (File No. 33-15102))

         10.24    Cancer Biologics Incorporated Incentive Stock Option,
                  Nonqualified Stock Option and Restricted Stock Purchase Plan -
                  1987 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-8 (File No.
                  33-8664))

         10.26    Amendment to 1986 Stock Option Plan dated March 1, 1988
                  (Incorporated by reference to the exhibit of the same number contained in Registrant's Annual Report on Form 10-K for the year ended April 30, 1988)

         10.31    Agreement dated February 5, 1996, between Cambridge Antibody
                  Technology, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form
                  8-K dated February 5, 1996, as filed with the Commission on or about February 8, 1996)

                                      II-5

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         10.32    Distribution Agreement dated February 29, 1996, between
                  Biotechnology Development, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current
                  Report on Form 8-K dated February 29, 1996, as filed with the Commission on or about March 7, 1996)

         10.33    Option Agreement dated February 29, 1996, by and between
                  Biotechnology Development, Ltd. And Registrant (Incorporated by reference to Exhibit 10.2 contained in Registrant's Current
                  Report on Form 8-K dated February 29, 1996, as filed with the Commission on or about March 7, 1996)

         10.40 1996 Stock Incentive Plan (Incorporated by reference to the exhibit contained in Registrants' Registration Statement in form S-8 (File No. 333-17513))

         10.41 Stock Exchange Agreement dated as of January 15, 1997 among the stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1997)

         10.42    First Amendment to Stock Exchange Agreement among the
                  Stockholders of Peregrine Pharmaceuticals, Inc. and Registrant
                  (Incorporated by reference to Exhibit 2.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

         10.43    Termination and Transfer Agreement dated as of November 14,
                  1997 by and between Registrant and Alpha Therapeutic
                  Corporation (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K as filed with the commission on or about November 24, 1997)

         10.46    Option Agreement dated October 23, 1998 between Biotechnology
                  Development Ltd. and the Registrant (Incorporated by reference to the exhibit contained in Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, as filed with the SEC on or about December 15, 1998)

                                      II-6

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         10.47    Real Estate Purchase Agreement by and between Techniclone
                  Corporation and 14282 Franklin Avenue Associates, LLC dated
                  December 24, 1998 (Incorporated by reference to Exhibit 10.47 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

         10.48 Lease and Agreement of Lease between TNCA, LLC, as Landlord, and Techniclone Corporation, as Tenant, dated as of December
                  24, 1998 (Incorporated by reference to Exhibit 10.48 to
                  Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

         10.49    Promissory Note dated as of December 24, 1998 between
                  Techniclone Corporation (Payee) and TNCA Holding, LLC (Maker) for $1,925,000 (Incorporated by reference to Exhibit 10.49 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

         10.50 Pledge and Security Agreement dated as of December 24, 1998 for $1,925,000 Promissory Note between Grantors and
                  Techniclone Corporation (Secured Party) (Incorporated by reference to Exhibit 10.50 to Registrants' Quarterly Report on
                  Form 10-Q for the quarter ended January 31, 1999)

         10.51    Final fully-executed copy of the Regulation D Common Stock
                  Equity Line Subscription Agreement dated as of June 16, 1998 between the Registrant and the Subscribers named therein

         10.53 Termination Agreement dated as of March 8, 1999 by and between Registrant and Biotechnology Development Ltd. (Incorporated by reference to Exhibit 10.53 to Registrants' Annual Report on
                  Form 10-K for the year ended April 30, 1999)

         10.54 Secured Promissory Note for $3,300,000 dated March 8, 1999 between Registrant and Biotechnology Development Ltd.
                  (Incorporated by reference to Exhibit 10.54 to Registrants'
                  Annual Report on Form 10-K for the year ended April 30, 1999)

         10.55    Security Agreement dated March 8, 1999 between Registrant and
                  Biotechnology Development Ltd. (Incorporated by reference to
                  Exhibit 10.52 to Registrants' Annual Report on Form 10-K for the year ended April 30, 1999)

                                      II-7

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         10.56 License Agreement dated as of March 8, 1999 by and between Registrant and Schering A.G., Germany (Incorporated by reference to Exhibit 10.56 to Registrants' Annual Report on
                  Form 10-K for the year ended April 30, 1999)

         10.57    Patent License Agreement dated October 8, 1998 between
                  Registrant and the Board of Regents of the University of Texas
                  System for patents related to Targeting the Vasculature of Solid Tumors (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.57 to Registrants' Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

         10.58    Patent License Agreement dated October 8, 1998 between
                  Registrant and the Board of Regents of the University of Texas
                  System for patents related to the Coagulation of the Tumor
                  Vasculature (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.58 to Registrants' Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

         10.59    License Agreement between Northwestern University and
                  Registrant dated August 4, 1999 covering the LYM-1 and LYM-2 antibodies (Oncolym(R)) (Incorporated by reference to Exhibit
                  10.59 to Registrants' Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

         10.60    Change in Control Agreement dated August 4, 1999 between
                  Registrant and John N. Bonfiglio, V.P. of Technology and
                  Business Development (Incorporated by reference to Exhibit
                  10.60 to Registrants' Quarterly Report on Form 10-Q for the quarter ended October 31, 1999)

                                      II-8

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         10.63    Change in Control Agreement dated September 27, 1999 between
                  Registrant and Terrence Chew, V.P of Clinical and Regulatory
                  Affairs (Incorporated by reference to Exhibit 10.63 to Registrants' Quarterly Report on Form 10-Q for the quarter ended October 31, 1999)

         10.64 Regulation D Subscription Agreement dated January 6, 2000 between Registrant and Subscribers, Swartz Investments, LLC and Biotechnology Development, LTD. (Incorporated by reference to Exhibit 10.64 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

         10.65    Registration Right Agreement dated January 6, 2000 between
                  Registrant and Subscribers of the Regulation D Subscription
                  Agreement dated January 6, 2000 (Incorporated by reference to
                  Exhibit 10.65 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

         10.66 Form of Warrant to be issued to Subscribers pursuant to the Regulation D Subscription Agreement dated January 6, 2000
                  (Incorporated by reference to Exhibit 10.66 to Registrants'
                  Quarterly Report on Form 10-Q for the quarter ended January
                  31, 2000)

         10.67 Warrant to purchase 750,000 shares of Common Stock of Registrant issued to Swartz Private Equity, LLC dated November
                  19, 1999 (Incorporated by reference to Exhibit 10.67 to
                  Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

         10.68    Amendment Agreement dated June 14, 2000 to the License
                  Agreement dated March 8, 1999 by and between Schering and Registrant (Incorporated by reference to Exhibit 10.68 to Registrants' Registration Statement on Form S-3 (File No.
                  333-40716)).

         10.69    Waiver Agreement by and between Registrant and Biotechnology
                  Development Ltd. effective December 29, 1999 (Incorporated by reference to Exhibit 10.69 to Registrants' Registration
                  Statement on Form S-3 (File No. 333-40716)).

         10.70    Joint Venture Agreement by and between Registrant and Oxigene,
                  Inc. dated May 11, 2000 (Incorporated by reference to Exhibit
                  10.70 to Registrants' Registration Statement on Form S-3 (File
                  No. 333-40716)).

         23.1 Consent of Luce, Forward, Hamilton & Scripps, LLP (contained in Exhibit 5)*

                                      II-9

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         23.2     Consent of Ernst & Young LLP, Independent Auditors*

         23.3     Consent of Deloitte & Touche LLP*
-------------------------
*      Filed herewith.


     ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on August 1, 2000.

                                        TECHNICLONE CORPORATION


                                        By:   /S/ JOHN N. BONFIGLIO
                                              --------------------------------
                                              John N. Bonfiglio, President and
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                   TITLE                              DATE
         ---------                                   -----                              ----


/S/ PAUL LYTLE                               Vice President of Finance          August 1, 2000
-------------------------------------        and Accounting and
Paul Lytle                                   Principal Accounting Officer


/S/ CARLTON JOHNSON                          Director                           August 1, 2000
-------------------------------------
Carlton Johnson

/S/ EDWARD LEGERE                            Director                           August 1, 2000
-------------------------------------
Edward Legere

/S/ ERIC SWARTZ                              Director                           August 1, 2000
-------------------------------------
Eric Swartz

                                             Director
-------------------------------------
Clive R. Taylor, M.D., Ph.D.



                                            EXHIBIT INDEX

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         3.1      Certificate of Incorporation of Techniclone Corporation, a
                  Delaware corporation (Incorporated by reference to Exhibit B to the Company's 1996 Proxy Statement as filed with the Commission on or about August 20, 1996)

         3.2      Bylaws of Techniclone Corporation, a Delaware corporation
                  (Incorporated by reference to Exhibit C to the Company's 1996
                  Proxy Statement as filed with the Commission on or about
                  August 20, 1996)

         3.3      Certificate of Designation of 5% Adjustable Convertible Class
                  C Preferred Stock as filed with the Delaware Secretary of State on April 23, 1997. (Incorporated by reference to Exhibit
                  3.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

         4.1 Form of Certificate for Common Stock (Incorporated by reference to the exhibit of the same number contained in Registrants' Annual Report on Form 10-K for the year end April
                  30, 1988)

         4.4      Form of Subscription Agreement entered into with Series B
                  Convertible Preferred Stock Subscribers (Incorporated by reference to Exhibit 4.1 contained in Registrant's Report on Form 8-K dated December 27, 1995, as filed with the Commission on or about January 24, 1996)

         4.5      Registration Rights Agreement dated December 27, 1995, by and among Swartz Investments, Inc. and the holders of the
                  Registrant's Series B Convertible Preferred Stock
                  (incorporated by reference to Exhibit 4.2 contained in
                  Registrant's Current Report on Form 8-K dated December 27,
                  1995 as filed with the Commission on or about January 24,
                  1996)

         4.6      Warrant to Purchase Common Stock of Registrant issued to
                  Swartz Investments, Inc. (Incorporated by reference to Exhibit
                  4.3 contained in Registrant's Current Report on Form 8-K dated
                  December 27, 1995 as filed with the Commission on or about
                  January 24, 1996)


                                            EXHIBIT INDEX

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         4.7 5% Preferred Stock Investment Agreement between Registrant and the Investors (Incorporated by reference to Exhibit 4.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

         4.8 Registration Rights Agreement between the Registrant and the holders of the Class C Preferred Stock (Incorporated by reference to Exhibit 4.2 contained in Registrant's Current
                  Report on Form 8-K as filed with the Commission on or about
                  May 12, 1997)

         4.9 Form of Stock Purchase Warrant to be issued to the holders of the Class C Preferred Stock upon conversion of the Class C
                  Preferred Stock (Incorporated by reference to Exhibit 4.3 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

         4.10     Regulation D Common Equity Line Subscription Agreement dated
                  June 16, 1998 between the Registrant and the Equity Line
                  Subscribers named therein (Incorporated by reference to
                  Exhibit 4.4 contained in Registrant's Current Report on Form
                  8-K dated as filed with the Commission on or about June 29,
                  1998)

         4.11     Form of Amendment to Regulation D Common Stock Equity Line
                  Subscription Agreement (Incorporated by reference to Exhibit
                  4.5 contained in Registrant's Current Report on Form 8-K filed with the Commission on or about June 29, 1998)

         4.12     Registration Rights Agreement between the Registrant and the
                  Subscribers (Incorporated by reference to Exhibit 4.6 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about June 29, 1998)

         4.13     Form of Stock Purchase Warrant to be issued to the Equity Line
                  Subscribers pursuant to the Regulation D Common Stock Equity
                  Subscription Agreement (Incorporated by reference to Exhibit
                  4.7 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about June 29, 1998)


                                            EXHIBIT INDEX

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         4.14 Placement Agent Agreement dated as of June 16, 1998, by and between the Registrant and Swartz Investments LLC, a Georgia limited liability company d/b/a Swartz Institutional Finance
                  (Incorporated by reference to the exhibit contained in Registration's Registration Statement on Form S-3 (File No.
                  333-63773))

         4.15     Second Amendment to Regulation D Common Stock Equity Line
                  Subscription Agreement dated as of September 16, 1998, by and among the Registrant, The Tail Wind Fund, Ltd. and Resonance
                  Limited (Incorporated by reference to the exhibit contained in Registration's Registration Statement on Form S-3 (File No.
                  333-63773))

         4.16     Form of Non-Qualified Stock Option Agreement by and between
                  Techniclone Corporation and certain consultants dated December
                  22, 1999*

         5        Opinion of Luce, Forward, Hamilton & Scripps LLP*

         10.23    Incentive Stock Option, Nonqualified Stock Option and
                  Restricted Stock Purchase Plan - 1986 (Incorporated by reference to the exhibit contained in Registrant's
                  Registration Statement on Form S-8 (File No.
                  33-15102))

         10.24    Cancer Biologics Incorporated Incentive Stock Option,
                  Nonqualified Stock Option and Restricted Stock Purchase Plan -
                  1987 (Incorporated by reference to the exhibit contained in Registrant's Registration Statement on Form S-8 (File No.
                  33-8664))

         10.26    Amendment to 1986 Stock Option Plan dated March 1, 1988
                  (Incorporated by reference to the exhibit of the same number contained in Registrant's Annual Report on Form 10-K for the year ended April 30, 1988)

         10.31    Agreement dated February 5, 1996, between Cambridge Antibody
                  Technology, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form
                  8-K dated February 5, 1996, as filed with the Commission on or about February 8, 1996)


                                            EXHIBIT INDEX

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         10.32    Distribution Agreement dated February 29, 1996, between
                  Biotechnology Development, Ltd. and Registrant (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current
                  Report on Form 8-K dated February 29, 1996, as filed with the Commission on or about March 7, 1996)

         10.33    Option Agreement dated February 29, 1996, by and between
                  Biotechnology Development, Ltd. And Registrant (Incorporated by reference to Exhibit 10.2 contained in Registrant's Current
                  Report on Form 8-K dated February 29, 1996, as filed with the Commission on or about March 7, 1996)

         10.40 1996 Stock Incentive Plan (Incorporated by reference to the exhibit contained in Registrants' Registration Statement in form S-8 (File No.
                  333-17513))

         10.41 Stock Exchange Agreement dated as of January 15, 1997 among the stockholders of Peregrine Pharmaceuticals, Inc. and Registrant (Incorporated by reference to Exhibit 2.1 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1997)

         10.42    First Amendment to Stock Exchange Agreement among the
                  Stockholders of Peregrine Pharmaceuticals, Inc. and Registrant
                  (Incorporated by reference to Exhibit 2.1 contained in Registrant's Current Report on Form 8-K as filed with the Commission on or about May 12, 1997)

         10.43    Termination and Transfer Agreement dated as of November 14,
                  1997 by and between Registrant and Alpha Therapeutic
                  Corporation (Incorporated by reference to Exhibit 10.1 contained in Registrant's Current Report on Form 8-K as filed with the commission on or about November 24, 1997)

         10.46    Option Agreement dated October 23, 1998 between Biotechnology
                  Development Ltd. and the Registrant (Incorporated by reference to the exhibit contained in Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, as filed with the SEC on or about December 15, 1998)

         10.47    Real Estate Purchase Agreement by and between Techniclone
                  Corporation and 14282 Franklin Avenue Associates, LLC dated
                  December 24, 1998 (Incorporated by reference to Exhibit 10.47 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)


                                            EXHIBIT INDEX

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         10.48 Lease and Agreement of Lease between TNCA, LLC, as Landlord, and Techniclone Corporation, as Tenant, dated as of December
                  24, 1998 (Incorporated by reference to Exhibit 10.48 to
                  Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

         10.49    Promissory Note dated as of December 24, 1998 between
                  Techniclone Corporation (Payee) and TNCA Holding, LLC (Maker) for $1,925,000 (Incorporated by reference to Exhibit 10.49 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 1999)

         10.50 Pledge and Security Agreement dated as of December 24, 1998 for $1,925,000 Promissory Note between Grantors and
                  Techniclone Corporation (Secured Party) (Incorporated by reference to Exhibit 10.50 to Registrants' Quarterly Report on
                  Form 10-Q for the quarter ended January 31, 1999)

         10.51    Final fully-executed copy of the Regulation D Common Stock
                  Equity Line Subscription Agreement dated as of June 16, 1998 between the Registrant and the Subscribers named therein

         10.53 Termination Agreement dated as of March 8, 1999 by and between Registrant and Biotechnology Development Ltd. (Incorporated by reference to Exhibit 10.53 to Registrants' Annual Report on
                  Form 10-K for the year ended April 30, 1999)

         10.54 Secured Promissory Note for $3,300,000 dated March 8, 1999 between Registrant and Biotechnology Development Ltd.
                  (Incorporated by reference to Exhibit 10.54 to Registrants'
                  Annual Report on Form 10-K for the year ended April 30, 1999)

         10.55    Security Agreement dated March 8, 1999 between Registrant and
                  Biotechnology Development Ltd. (Incorporated by reference to
                  Exhibit 10.52 to Registrants' Annual Report on Form 10-K for the year ended April 30, 1999)

         10.56 License Agreement dated as of March 8, 1999 by and between Registrant and Schering A.G., Germany (Incorporated by reference to Exhibit 10.56 to Registrants' Annual Report on
                  Form 10-K for the year ended April 30, 1999)


                                            EXHIBIT INDEX

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------

         10.57    Patent License Agreement dated October 8, 1998 between
                  Registrant and the Board of Regents of the University of Texas
                  System for patents related to Targeting the Vasculature of Solid Tumors (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.57 to Registrants' Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

         10.58    Patent License Agreement dated October 8, 1998 between
                  Registrant and the Board of Regents of the University of Texas
                  System for patents related to the Coagulation of the Tumor
                  Vasculature (Vascular Targeting Agent patents) (Incorporated by reference to Exhibit 10.58 to Registrants' Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

         10.59    License Agreement between Northwestern University and
                  Registrant dated August 4, 1999 covering the LYM-1 and LYM-2 antibodies (Oncolym(R)) (Incorporated by reference to Exhibit
                  10.59 to Registrants' Quarterly Report on Form 10-Q for the quarter ended July 31, 1999)

         10.60    Change in Control Agreement dated August 4, 1999 between
                  Registrant and John N. Bonfiglio, V.P. of Technology and
                  Business Development (Incorporated by reference to Exhibit
                  10.60 to Registrants' Quarterly Report on Form 10-Q for the quarter ended October 31, 1999)

         10.63    Change in Control Agreement dated September 27, 1999 between
                  Registrant and Terrence Chew, V.P of Clinical and Regulatory
                  Affairs (Incorporated by reference to Exhibit 10.63 to Registrants' Quarterly Report on Form 10-Q for the quarter ended October 31, 1999)

         10.64 Regulation D Subscription Agreement dated January 6, 2000 between Registrant and Subscribers, Swartz Investments, LLC and Biotechnology Development, LTD. (Incorporated by reference to Exhibit 10.64 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)


                                            EXHIBIT INDEX

       EXHIBIT                                                                           SEQUENTIAL
       NUMBER                        DESCRIPTION                                          PAGE NO.
       ------                        -----------                                          --------


         10.65    Registration Right Agreement dated January 6, 2000 between
                  Registrant and Subscribers of the Regulation D Subscription
                  Agreement dated January 6, 2000 (Incorporated by reference to
                  Exhibit 10.65 to Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

         10.66 Form of Warrant to be issued to Subscribers pursuant to the Regulation D Subscription Agreement dated January 6, 2000
                  (Incorporated by reference to Exhibit 10.66 to Registrants'
                  Quarterly Report on Form 10-Q for the quarter ended January
                  31, 2000)

         10.67 Warrant to purchase 750,000 shares of Common Stock of Registrant issued to Swartz Private Equity, LLC dated November
                  19, 1999 (Incorporated by reference to Exhibit 10.67 to
                  Registrants' Quarterly Report on Form 10-Q for the quarter ended January 31, 2000)

         10.68    Amendment Agreement dated June 14, 2000 to the License
                  Agreement dated March 8, 1999 by and between Schering and Registrant (Incorporated by reference to Exhibit 10.68 to Registrants' Registration Statement on Form S-3 (File No.
                  333-40716)).

         10.69    Waiver Agreement by and between Registrant and Biotechnology
                  Development Ltd. effective December 29, 1999 (Incorporated by reference to Exhibit 10.69 to Registrants' Registration
                  Statement on Form S-3 (File No. 333-40716)).

         10.70    Joint Venture Agreement by and between Registrant and Oxigene,
                  Inc. dated May 11, 2000 (Incorporated by reference to Exhibit
                  10.70 to Registrants' Registration Statement on Form S-3 (File
                  No. 333-40716)).

         23.1 Consent of Luce, Forward, Hamilton & Scripps, LLP (contained in Exhibit 5)*

         23.2     Consent of Ernst & Young LLP, Independent Auditors*

         23.3     Consent of Deloitte & Touche LLP*
-------------------------
*      Filed herewith.
